TECHNICAL MANAGEMENT AGREEMENT

THIS AGREEMENT is made as of this 5th day of September, 2008

BETWEEN:

(1) Oceanaut Inc., a company duly incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex , Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands, MH 96960 (hereinafter called the “Company”);

and

(2) Maryville Maritime Inc., a company duly incorporated in Liberia having its registered address at 80, Broad Street, Monrovia, Liberia, with a branch in Greece pursuant to Law 89/1967 as replaced and currently in force, at 17th km National Road Athens-Lamia & Finikos Str., 14564, Nea Kifisia, Athens (hereinafter called “the Manager”)

WHEREAS

The Company wishes to appoint the Manager to manage the business of the Company and its various Subsidiaries from time to time (as defined below) and their respective operations and the Manager is willing to accept such appointment on the terms and conditions herein set forth.

Each of the contracting parties represents and warrants that it has been incorporated and duly organised and validly existing and in good standing under the laws of its respective country of incorporation and that the legal representative signing for the respective party has been duly authorised by the proper corporate body for the execution of this Agreement.

AND IT IS HEREBY AGREED as follows:

1.	(Definitions)

In this agreement the following terms shall have the following meanings:

“Subsidiary” means any company the share capital of which is from time to time directly or indirectly owned by more than 51% by the Company; and

“Vessel” means any vessel owned from time to time by any Subsidiary.

“Commercial Manager” means “Excel Maritime Carriers Ltd.” and its successors and lawful assigns.

2.	(Appointment — Acceptance)

The Company hereby appoints and undertakes to ensure that the Subsidiaries will appoint and/or renew the appointment of the Manager as manager of the Vessels and the Manager hereby accepts such appointment and agrees to act as the manager of the Vessels pursuant to the terms of this Agreement and shall provide the services described in Clause 3 of this Agreement (the “Management Services”) in accordance with sound ship management practices and any specific terms and conditions set out in the specific management agreements to be made between each Subsidiary and the Manager (the “Management Agreements”), the terms of each of which will be substantially in the form of the management agreement attached hereto as Annex A. The Management Agreements with the subsidiaries will be executed immediately after the Shareholder Approval.

In case that the Company becomes the parent company of other Subsidiaries, whether such Subsidiaries have Vessels in operation or under construction, the Company shall appoint the Manager and it shall procure and ensure that these Subsidiaries will appoint the Manager, as manager of such new Vessels and Subsidiaries under the same terms set forth herein and pursuant to the Management Agreement to be entered into by each such other Subsidiary.

The Manager may, subject to the Company’s loan covenants being met, appoint any person or corporate entity (the “Sub-Manager”), at any time throughout the duration of this Agreement, to discharge any of the Manager’s duties and in particular to perform as agents and/or sub-contractors such parts of the Management Services, and in relation to such of the Vessels, as the Manager may deem convenient or appropriate. While the Manager may from time to time engage one or more Sub-Managers to assume some or all of the rights and perform some or all of the duties assigned to the Manager hereunder, such engagement shall not relieve the Manager of any responsibility or liability which it would otherwise have under this Agreement.

3.	(Management Services)

3.1 (General obligations of the Manager)

The Manager shall, on behalf of the Company and the Subsidiaries, attend to the day-to-day technical management of the Vessels in accordance with sound technical shipping industry standards. In the exercise of its duties hereunder the Manager shall act fully in accordance with the reasonable policies, guidelines and instructions from time to time communicated to it by the Company and serve the Company faithfully and diligently in the performance of this Agreement, according to sound technical shipping industry standards. In the performance of this Agreement, the Manager shall protect the interests of the Company and the Subsidiaries in all matters directly or indirectly relating to the Vessels.

The Manager shall ensure that the Manager employs adequate manpower to perform its obligations under this Agreement. Insofar as practicable, it shall use its best efforts to ensure fair distribution of available manpower, supplies and services as between the Vessels and any/all other vessels under its management. Subject to any limitation which may be provided elsewhere in this Agreement, the Manager shall enter into, make and perform all acts, contracts, agreements and other undertakings as may be, in the opinion of the Manager, necessary or advisable or incidental to the carrying out of the objectives of this Agreement.

3.3 (Services to be performed in respect of the Vessels)

The Manager shall provide or contract for and/or carry out as agent on behalf of the Company and the Subsidiaries all general administrative and support services necessary for the operation and employment of each Vessel including but not limited to crewing and other technical management, insurance, freight management, accounting related to the vessels’ provisions, bunkering, operation and, subject to the Company’s instructions, sale and purchase of the Vessels . The Manager shall arrange so that an accounting system be established so as to meet the requirements of the Company and the Subsidiaries and provide regular accounting services. The Manager shall present on an annual basis for approval by the Company and the Subsidiaries, as the case may be, a budget for the following twelve (12) months and quarterly budget comparisons thereafter and shall arrange for the supply of provisions, bunker fuel and lubricants and generally will provide all such management services which will be included in the Management Agreements, always subject to the Company’s loan covenants being met.

The Company and the Subsidiaries as the case may be shall indicate to the Manager their acceptance and approval of the annual budget within one month of presentation and in the absence of any such indication the Manager shall be entitled to assume that the Company and the Subsidiaries have accepted the said budget.

It is specifically agreed that the Manager will arrange and supervise, in accordance with the Subsidiaries’ instructions, the sale or purchase of the Vessels, and shall provide the commercial operation of the Vessels, other than the functions performed by the Commercial Manager, as required by the Subsidiaries, including but not limited to arranging for the proper payment to Subsidiaries of the hire and/or other moneys to which Subsidiaries may be entitled out of the employment of the Vessels.

The Manager in the context of the management services in relation to the Vessels will act vis-à-vis third parties as agent acting in the name and on behalf of the Subsidiaries. The Manager shall have the power to carry out such services incidental to the management services as the Manager, at its sole discretion, shall consider necessary to enable the Manager to perform the management services. The responsibility of the Manager vis-à-vis the respective Subsidiary is set out in the specific terms and conditions of the respective Management Agreement.

3.4 (Additional Services)

The Company may entrust to the Manager any other services against a fee to be mutually agreed.

4.	(Incorporation of terms)

The terms of the standard Management Agreement approved by BIMCO under code name SHIPMAN, which is attached hereto as Annex A are incorporated herein and are deemed to be an integral part of this Agreement in respect of all the functions provided therein, excluding Chartering services. In case of conflict between the terms of this Agreement and any printed terms of SHIPMAN (Annex A), the terms of this Agreement shall prevail. Any amendments to be made to this standard form in any individual Management Agreement signed by any Subsidiary shall be deemed to be incorporated in this Agreement in respect of such Subsidiary and its Vessel.

5.	(Obligations of the contracting parties)

The Manager undertakes to comply with all the terms of the Management Agreement and to provide such Management Services and to manage the Vessels in compliance with the rules and regulations applicable to the Company and the Subsidiaries.

In compliance with the above, the Manager undertakes to keep books and information, to draw the financial statements required, make reports and provide the internal and independent auditors of the Subsidiaries and/or of the Company with such information and documents as may reasonably be required by them in relation to the Management Agreements and in particular with the accounting services referred to in Clauses 7 and 20 of the Management Agreements and services relating to the establishment of the budgets and the management of funds in accordance with Clause 16 of the Management Agreements, i.e. the income of the Vessels to be collected and the expenses to be paid on behalf of the Subsidiaries. Unless the parties agree otherwise, the Manager will take out insurance in respect of its liability towards the Company and its Subsidiaries at the cost of the Company and its Subsidiaries.

Notwithstanding anything in this Agreement or any Management Agreement to the contrary, and in the absence of the Manager’s gross negligence or wilful misconduct, the Company will remain liable vis-à-vis the AMEX, the US Securities & Exchange Commission and other regulatory bodies as well as vis-à-vis the shareholders and investors in respect of the compliance of its obligations in accordance with any applicable act and regulation, including but not limited to, any act relating to the listing of shares of companies on the AMEX and will notify the Manager of any announcement, publication or any other action required to be made or prepared by the Manager under law.

6.	(Term)

This Agreement shall become effective upon its signing by the parties and shall continue for an initial period of three (3) years commencing from such date and shall be automatically extended for successive one (1) year periods, unless written notice is given by the Company (acting for itself and its Subsidiaries) or the Manager at least three (3) months prior to the commencement of the next period.

7.	(Remuneration)

The Remuneration of the Manager for the management of the Vessels shall be US$18,000 (Eighteen Thousand United States Dollars) per vessel per month payable monthly in advance, which is to be increased annually by an amount equal to the percentage change in The Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, published by the US Department of Labor from time to time.

The Company shall also pay to the Manager any and all expenses as provided in the Management Agreements.

8.	(Termination)

8.1 (Termination due to default)

(i). The Company shall be entitled to terminate this Agreement by notice in writing if the Manager is in breach of his obligation and the following notice by the Company does not remedy the breach within fourteen (14) days or such shorter period as the circumstances may require.

(ii). The Manager shall be entitled to terminate this Agreement with immediate effect by notice in writing, if any monies payable by the Company or any Subsidiary in respect of any Vessel, shall not have been received in the Manager’s nominated account, within fourteen (14) running days from the written request of payment given by the Manager.

8.2 (Extraordinary termination)

This Agreement shall be deemed to be terminated in respect of any Vessel, and only for such Vessel, in the case of the sale of such Vessel, or if the Vessel becomes a total loss, or is declared as a constructive or compromised or arranged total loss, or is requisitioned for title.

The date upon which the said Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the respective Subsidiary ceases to be registered as owner of such Vessel, always subject to clause 15 of the printed terms of BIMCO SHIPMAN (Annex A)

The said Vessel shall not be deemed to be lost unless either it has become an actual total loss or agreement has been reached with its underwriters in respect of its constructive, compromised or arranged total loss or, if such agreement with its underwriters is not reached, it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

9.	(Effect of Termination)

9.1 Notwithstanding anything in the Management Agreements to the contrary, each Management Agreement shall terminate automatically upon the termination of this Agreement. Termination of this Agreement shall be without prejudice to the accrued rights and obligations of the parties hereunder or any Management Agreement at the date of the termination including; but not limited to, the obligation of the Company and any Subsidiary, as applicable, to pay and the Manager’s right to be paid and reimbursed for all costs, liabilities and expenses payable or reimbursable under this Agreement.

9.2 In the event of termination: (i) the Company and the Manager shall consult with each other for the purpose of ensuring an orderly and efficient transfer of the management of each Vessel at a convenient and mutually agreed port and, to that end, the Manager will endeavour to co-operate with any new manager of a Vessel appointed by the Company or any Subsidiary and (ii) the Manager shall terminate any agreement with a Sub-Manager. The Company and any Subsidiary, as applicable, shall be obligated to continue to pay to the Manager the monthly fixed fee specified in Clause 7 above and Clause 15 of BIMCO SHIPMAN and any addenda made or to be made thereto of the Management Agreements in respect of each Vessel accrued to the effective date of the transfer of management of such Vessel and shall, in addition, pay to the Manager a termination fee in an amount equal to three months of such monthly fixed fee, capped at a maximum of ten (10) vessels.

9.3 The Manager shall, within ninety (90) days after the effective date of transfer of the management of any Vessel (or as soon as practicable thereafter in the circumstances), shall prepare and submit to the Company and the applicable Subsidiary a final account giving details of the outstanding balance between the Manager, the Company and such Subsidiary with respect to such Vessel. Within thirty (30) days after the delivery of such account to the Company and such Subsidiary, the Company and such Subsidiary shall pay to the Manager any undisputed or adjudicated sums found to be due to the Manager, or the Manager shall pay to the Company any such Subsidiary any undisputed or adjudicated sums for the balance standing to the credit of such account.

10.	(Responsibilities)

10.1 (Force Majeure) Neither the Company nor the Manager shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

10.2 (Liability to Company) Without prejudice to the above sub-clause 10.1, the Manager shall be under no liability whatsoever to the Company for any loss, damage, delay or expense of whatsoever nature whether direct or indirect, including but not limited to loss of profit arising out of or in connection with detention or delay of any Vessel and howsoever arising in the course of performance of the Management Services, unless same is proved to have resulted from the gross negligence or wilful default of the Manager, or their employees or agents in which case (save where loss, damage, delay or expense has resulted from the Manager’s act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Manager’s liability for each incident giving rise to a claim or claims shall never exceed (i) in respect of the Company, a total of ten times the annual fees payable to the Manager hereunder, and (ii) in respect of each Vessel and the respective Subsidiary, a total of ten times the annual management fee payable in respect of such Vessel.

10.3 Indemnity. Except to the extent and solely for the amount therein set out that the Managers would be liable under sub-clause 10.2, the Company hereby undertakes to keep the Manager and its employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever, which may be brought against them or incurred or suffered by them, arising out of or in connection with the performance of this Agreement or any Management Agreement, and against and in respect of all costs, loss, damages and expenses, including reasonable legal costs and expenses on a full indemnity basis, which the Manager may suffer or incur directly or indirectly in the course of the performance of this Agreement or any Management Agreement.

10.4 (Himalaya). It is hereby expressly agreed that no employee or agent of the Manager, including every sub-contractor from time to time employed by the Manager, shall in any circumstances whatsoever be under any liability whatsoever to the Company for any loss, damage, or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course or in connection with his employment and, unless due to the gross negligence or wilful misconduct, without prejudice to the generality of the foregoing, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Manager or to which the Manager is entitled hereunder, shall also be available and shall extend to protect every such employee or agent of the Manager acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 10 the Manager is or shall be deemed to be acting as agent or trustee on behalf and for the benefit of all persons who are his servants of agents from time to time, including sub-contractors, and all such persons shall be or be deemed to be parties to this Agreement.

11.	(Assignability of Agreement)

This Agreement is not assignable by either the Company or the Manager without the prior written consent of the other.

12.	(Confidentiality)

Except as may be required by applicable law, any non-public or confidential information relating to the business or affairs of the Company and its Subsidiaries or the Company’s and its Subsidiaries’ principals obtained by the Manager in the performance of this Agreement or any Management Agreement shall be kept strictly confidential.

Except as may be required by applicable law or regulations, including without limitation, those applicable to companies with securities registered under the 1934 Act, this Agreement including all terms, details conditions and period is to be kept private and confidential and beyond the reach of any third party.

Except as may be required by applicable law or regulations, including without limitation, those applicable to companies with securities registered under the 1934 Act,, any non-public or confidential information relating to the business or affairs of the Manager and/or the Manager’s principals obtained by the Company and its Subsidiaries or the Company’s and its Subsidiaries’ principals in the performance of this Agreement shall be kept strictly confidential.

13.	(Notices)

All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) upon delivery when delivered personally, (ii) upon receipt if by facsimile transmission (with confirmation of receipt thereof), or (iii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to Oceanaut Inc.:

Oceanaut Inc
17th Km National Road Athens — Lamia & Finikos street
145 64 Nea Kifisia
Athens, Greece
Facsimile: +30 210 62 09 528
Attention: Chief Executive Officer

If to Maryville Maritime Inc.:

Maryville Maritime Inc
17th Km National Road Athens — Lamia & Finikos street
145 64 Nea Kifisia
Athens, Greece
Facsimile: +30 210 81 87 001
Attention: General Manager

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

14.	(Governing Law and Arbitration)

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996, or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The Arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. Each party to appoint one arbitrator and the two so appointed to appoint the third who shall act as chairman of the Tribunal. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the single arbitrator shall act as sole arbitrator and any decision of the sole arbitrator shall be binding in both parties. The two arbitrators so appointed shall appoint the third arbitrator within fourteen days.

15.	(Entire Agreement)

This Agreement and the Management Agreement contains the entire agreement of the Company and the Manager with respect to the subject matter hereof and supersedes all prior agreements and understandings, either verbal or written, between the parties with respect to such subject matter and no amendment of any provision hereof will be binding upon any party unless in writing and signed by the party agreeing to such amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate by their respective and duly authorized representatives as of the day and year written hereinabove.

OCEANAUT INC.

By:	/s/ Gabriel Panayotides
Name:     Gabriel Panayotides

Title:	President, Chief Executive Officer and Director.

MARYVILLE MARITIME INC.

By:	/s/ Georgios Perivolaris
Name:     Georgios Perivolaris

Title:	Sole Director, President, Secretary and Treasurer.